Exhibit 4.2

AMENDED AND RESTATED MASTER RIGHTS AGREEMENT

This Agreement is entered into on November 8, 1991 among Applied Medical Resources Corporation, a California corporation (the “Company”) and the individuals and entities listed on Attachment A (“Investors”).

Certain of the Investors possess rights of first offer, registration rights and certain financial information rights as set forth in the Company’s Amended Master Rights Agreement dated as of July 1, 1991. The Company and such Investors now desire to amend and restate said rights of first offer, registration rights and information rights in this Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1. Right of First Offer.

(a) Major Investor. Each Investor who holds at least 300,000 shares of either Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock of the Company (together referred to as “Preferred Stock”) (or Common Stock of the Company issued or issuable upon conversion thereof or some combination thereof) is hereby defined as a Major Investor. For purposes of this Agreement, a Major Investor includes any general partners and affiliates of such Major Investor, and for purposes of identifying a Major Investor, the shares held by Berkeley Medical Investments Limited, Berkeley/NED Development Capital Limited, KB Berkeley Japan Development Capital Limited and Dunedin Berkeley Development Capital Limited (the “Berkeley Investors”) shall be aggregated. Each Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

(b) Procedure. The Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“New Securities”), the Company shall first make an offering of such New Securities to the Major Investors in accordance with the following provisions.

(i) The company shall deliver a notice by certified mail (“Notice”) to each of the Major Investors stating (A) its bona fide intention to offer New Securities, (B) the number of such New Securities to be offered, and (C) the price, if any, for which it proposes to offer such New Securities.

(ii) Within 20 calendar days after receipt of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all shareholders. The Company shall promptly, in writing, inform each Major Investor which purchases all the New Securities available to it (“Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.

During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities offered to the Major Investors which was not subscribed for, which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(iii) If all such New Securities referred to in the Notice are not elected to be obtained as provided in Section 1(b) hereof, the Company may, during the 90-day period following the expiration of the period provided in Section 1(b) hereof, offer the remaining unsubscribed New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 90 days of the execution thereof, the Major Investors right of first offer with respect to such New Securities provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to each Major Investor in accordance herewith.

(c) Exclusions. The right of first offer in this Section 1 shall not be applicable (A) to the issuance or sale of Common Stock (or options therefor) to employees and consultants of the Company for the primary purpose of soliciting or retaining their employment or as part of an incentive program, and any other shares issued with the unanimous approval of the board of directors, (B) on or after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, at a price per share of at least $9.00 (adjusted for any recapitalization, stock splits or dividends) and for an aggregate consideration in excess of $10,000,000, (C) to securities issuable upon exercise or conversion of outstanding securities, or (D) to securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

(d) Amendment. With the written consent of a majority of the then outstanding shares of Preferred Stock (or Common Stock issued or issuable upon conversion thereof) held by the Major Investors, the obligations of the Company and the rights of the Major Investors under this Section 1 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its board of directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Section 1.

2. Registration Rights.

(a) Definitions. For purposes of this Section 2:

(i) The term “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

(ii) The term “Registrable Securities” means (1) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, (2) the Common Stock issuable upon conversion of Series C Preferred Stock issued or issuable upon exercise of a Warrant issued under the Securities Purchase Agreement dated August 3, 1990, (3) the number of shares of Common Stock issued to and held by the Founders (as hereinafter defined), and (4) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock or Common Stock, excluding in all cases, however, (i) any Registrable Securities sold by a person in a transaction in which his rights under this Section 2 are not assigned, or (ii) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction;

(iii) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(iv) The term “Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2(m) hereof;

(v) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

(vi) The term “Founder” shall mean each of Said S. Hilal, Robert P. Cooper, Thomas J. Fogarty, Ralph V. Clayman, George Wallace and Nabil Hilal, but only so long as such individual remains an employee of or consultant to the Company (or in the case of Thomas J. Fogarty, a licensor of the Company); and

(vii) The term “Act” shall mean the Securities Act of 1933, as amended.

(b) Request for Registration.

(i) If the Company shall receive at any time after the earlier of (1) December 31, 1994, or (2) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least fifty percent (50%) of the Registrable Securities (including securities convertible into Registrable Securities, but not including Registrable Securities defined under Section 2(a)(ii)(3) above) then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities, with an anticipated aggregate offering price, net of underwriting discounts and commissions, which would exceed $5,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2(b)(ii), effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such written notice by the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this subsection 2(b)(1);

(A) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date 120 days immediately following the effective date of, any registration statement pertaining to securities of the company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(B) After the Company has effected two such registrations pursuant to this subsection 2(b)(i), and such registrations have been declared or ordered effective;

(C) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its share holders for a registration statement to be filed at such time, then the Company’s obligation to use its best efforts to register, qualify or comply under this subsection 2(b)(i) shall be deferred for a period not to exceed 90 days from the date of receipt of written request from the Holders; provided, however, that the Company may not utilize this right more than once in any twelve month period.

(ii) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2(b)(ii) and the Company shall include such information in the written notice referred to in subsection 2(b)(i). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2(d)(v)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2(b), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then all shares other than Registrable Securities shall first be excluded, and the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

(c) Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of written notice by the Company, the Company shall, subject to the provisions of Section 2(h), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(d) Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

(ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing under writer of such offering. Each Holder participating in such under writing shall also enter into and perform its obligations under such an agreement provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the holders greater than the obligations set forth in Section 2(j)(ii).

(vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vii) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(f) Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2(b), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements (not to exceed $25,000 provided counsel for the company shall be responsible for and shall prepare all material documentation related to said Demand Registration) of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2(b) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2(b); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2(b).

(g) Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2(c) for each Holder (which right may be assigned as provided in Section 2(m), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements (not to exceed $25,000 provided counsel for the Company shall be responsible for and shall prepare all documentation related to said Company registration) of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

(h) Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2(c) to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders greater than the obligations set forth in Section 2(j)(ii). If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (1) any securities of Founders or other selling shareholders be included in the offering to the exclusion of Registrable Securities held by Holders other than Founders or other selling shareholders, (2) the amount of securities of the selling Holders (other than Founders or other selling shareholders) included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case all selling shareholders may be excluded if the underwriters make the determination described above and no Founders or other share holder’s securities are included or (3) notwithstanding (2) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 2(b) be excluded from an offering pursuant to such demand registration. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder”, and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

(i) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(j) Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2(j)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2(j)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2(j)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that, in no event shall any indemnity obligation of any Holder under this subsection 2(j)(ii) exceed the proceeds from the offering received by such Holder.

(iii) Promptly after receipt by an indemnified party under this Section 2(j) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2(j), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2(j), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 2(j).

(iv) The obligations of the Company and Holders under this Section 2(j) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

(k) Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(iii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (1) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (3) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(l) Form S-3 Registration. In case the Company shall receive from any Holder or Holders (other than Founders) who hold in excess of two percent (2%) of the Company’s Common Stock or securities convertible thereto, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2(1): (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2(1); provided, how ever, that the Company shall not utilize this right more than once In any twelve (12) month period; (4) if the Company has already effected four registrations on Form S-3 for the Holders pursuant to this Section 2(1); or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2(1), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees-and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2(1) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holders of a majority of the

Registrable Securities agree to forfeit the right to a demand registration pursuant to Section 2(1); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2(1). Registrations effected pursuant to this Section 2(1) shall not be counted as demands for registration or registrations effected pursuant to Section 2(b) or 2(c), respectively.

(m) Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of such securities who acquires at least 300,000 shares, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. Notwithstanding the above, such rights may be assigned by a Holder to a limited partner, general partner, parent or subsidiary corporation or other affiliate of an Investor (the “Transferee”) regardless of the number of shares acquired by such Transferee.

(n) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under the Securities Act of 1933 with the Securities and Exchange Commission (“Subsequent Registration Rights Agreement”) unless (i) the Company has previously registered shares or securities of the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or has registered securities pursuant to the Securities Exchange Act of 1934 or (ii) the Company has first requested that the Holders amend this Agreement to include any securities of the Company which are being acquired by such holder or prospective holder in the definition of Registrable Securities hereunder and to include such holder or prospective holder in the definition of Holder hereunder for purposes of this Section 2 and the Holders of a majority of the outstanding Registrable Securities (including securities convertible into Registrable Securities, but not including Registrable Securities, defined under Section 2(a)(ii)(3) above) have agreed to such inclusion. In case of (ii) above, if the Holders of a majority have not agreed within thirty (30) days after receipt of notice of such request, the company may enter into a Subsequent Registration Rights Agreement provided that such agreement shall not allow the holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either the date set forth in subsection 2(b)(i) or within ninety (90) days of the effective date of any registration effected pursuant to Section 2(b).

(o) “Market Stand-Off” Agreement. Each holder of securities which are or at one time were Registrable Securities (or which are or were convertible into Registrable Securities) hereby agrees that, during a period not to exceed 120 days, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, sell or otherwise transfer or dispose of (other than to donee who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(i) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

(ii) all officers and directors of the Company, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(p) Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding (excluding for this Section 2(p) any shares of Registrable Securities held by the Founders). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities which are or at one time were Registrable Securities (or which are or were convertible into Registrable Securities), each future holder of all such securities, and the Company.

(q) Termination of Registration Rights. No shareholder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

3. Delivery of Financial Statements. The Company shall deliver to each Investor which holds, together with its affiliates, an aggregate of 300,000 of Preferred Stock or Common Stock issued or issuable upon conversion of such Preferred Stock:

(a) Annual Financials. As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 1991, a balance sheet, and statements of operations and cash flow for such fiscal year. Such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“gaap”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) Monthly Financials. Within thirty (30) days of the end of each month, and until a public offering of Common Stock of the Company, an unaudited statement of operations and balance sheet for and as of the end of such month, in reasonable detail and prepared in accordance with gaap, subject to year end audit adjustments and the absence of footnotes;

(c) Business Plan. Within forty-five (45) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including a balance sheet and statement of operations for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) Certificate. With respect to the financial statements called for in subjection (b) of this Section 3, an instrument executed by the Chief Financial Officer, President or Chairman of the Company and certifying that such financials were prepared in accordance with gaap consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustments and the absence of footnotes;

(e) Requested Information. Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary.

(f) Visitation. The Company shall permit each Investor which holds, together with is affiliates, an aggregate of 300,000 shares of Preferred Stock or Common Stock issued to issuable upon conversion of such Preferred Stock, at such Investor’s expense to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information unless such Investor agrees in writing to hold such information in confidence.

(g) Market Stand-Off. So long as each Investor is, or may be, bound by the provisions of Section 2(o), the Company shall obtain from each employee who is a purchaser of shares of the Company’s Common Stock, a market stand-off provision similar to or more restrictive than Section 2(o).

(h) Termination of Information and Inspection Covenants. The covenants set forth in Section 3 shall terminate as to the Investor and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, whichever event shall first occur.

(i) Board Visitation Rights. For so long as a Berkeley Investor or any affiliated transferee of a Berkeley Investor which is subject to the provisions of ERISA is entitled to information under this Section 3, one representative of such Berkeley Investors and any such affiliated transferee (the “Berkeley Representative”), shall have the right, at its expense, to attend all meetings of the Company’s Board of Directors. At such meetings, the Berkeley Representative shall have the right to participate in discussions and advise the directors and any officers present at the meeting with respect to the Company’s business. The Company shall give the Berkeley Representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that the Berkeley Representative shall agree in writing to hold in confidence and trust all information so provided (but may disclose such information to their legal or financial advisers or to their affiliates who agree to be bound by the confidentiality provisions hereof); and provided, further, that no Berkeley Representative or affiliate thereof shall, in the reasonable determination of the Board of Directors, be a competitor of the Company. The Company reserves the right to withhold any information and to exclude the Berkeley Representative from any meeting or portion of a meeting if access to such information discussed at a meeting or attendance at such meeting could, in the opinion of counsel to the Company, adversely affect the attorney-client privilege between the Company and its counsel. The Company shall notify the Berkeley Representative within 10 days of the taking of any written action by the Board of Directors of the Company in lieu of a meeting thereof and provide a written description of such action.

(j) Quarterly Management Review Meetings. Within 30 days after the end of each fiscal quarter, the Company shall at the request of a Berkeley Investor hold a meeting with the Berkeley Representative to review the results of the preceding fiscal quarter. The meeting may be held by means of telephonic conference call. The Berkeley Representative shall have the opportunity to consult with, advise, ask questions of, and receive answers from officers of the Company regarding the operation of the business and the management of the Company.

(k) FIRPTA Undertakings. The Company shall make, in a timely manner, all necessary filings and shall take all other actions as are necessary to establish that the Company is not a United States real property holding corporation, as defined in Section 897 of the Internal Revenue Code and the rules and regulations thereunder. The Company shall indemnify, defend and hold each of the Berkeley Investors harmless from and against any federal income tax liability incurred by such Berkeley Investor upon disposition of the shares of the Company by reason of the Company’s failure to establish that it is not a United States real property holding corporation as defined in Section 897 of the Internal Revenue Code and the rules and regulations thereunder.

4. Miscellaneous.

(a) Waiver of Right of First Offer. The Investors, who are holders of at least 66-2/3% of the outstanding shares of Preferred Stock held by the Major Investors (as defined in the Amended Master Rights Agreement dated July 1, 1991), hereby waive their right of first offer under Section 1 of the Amended Master Rights Agreement dated July 1, 1991 with regard to (i) the Series F Preferred Stock (and the Common Stock into which it is convertible) issued pursuant to the Series F Preferred Stock Purchase Agreement dated on or about November 4, 1991 and (ii) the 7,500 shares of Common Stock issued to Aspen Venture Partners at $.30 per share.

(b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on Attachment A, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties. A copy of all notices or other communications hereunder from the Company to any Berkeley Investor (as identified on Exhibit A) shall also be telecopied to the Berkeley Investor, and a copy shall be sent to Berkeley International Capital Corporation, 600 Montgomery Street, San Francisco, California 94111, Attention: President.

(g) Amendments and Waivers. Any provision of this Section 4 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the company and a majority of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all present and future Investors.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

This Agreement is effective as of the date first above written.

APPLIED MEDICAL RESOURCES CORPORATION

By:	/s/ Said S. Hilal
Title:	President

INVESTORS:

BERKELEY MEDICAL INVESTMENTS LIMITED

By:	/s/ Clive Chaplin
Name:	Clive Chaplin

3i LP CORPORATION

By:	/s/ Michael A. Henos
Name:	Michael A. Henos

ADVANCED MARKETING DECISIONS, PROFIT SHARING PLAN

By:	/s/ L. James Strand
Name:	L. James Strand

INSTITUTIONAL VENTURE MANAGEMENT IV

By:	/s/ T. Peter Thomas
Name:	T. Peter Thomas

INSTITUTIONAL VENTURE PARTNERS IV

By:	/s/ T. Peter Thomas
Name:	T. Peter Thomas

FIRST SMALL BUSINESS INVESTMENT CO.

By:	/s/ J.V. McGoodwin
Name:	J.V. McGoodwin

WS INVESTMENTS CO.

By:	/s/ J. Casey McGlynn
Name:	J. Casey McGlynn

By:	/s/ J.A.C. Deuss
Name:	J.A.C. Deuss

By:	/s/ Ronald R. Giannotti
Name:	Ronald R. Giannotti

By:	/s/ Said S. Hilal
Name:	Said S. Hilal

By:	/s/ Nabil Hilal
Name:	Nabil Hilal

By:	/s/ George B. Wallace
Name:	George B. Wallace

By:	/s/ John T. Meitner
Name:	John T. Meitner

By:	/s/ Michael A. Henos
Name:	Michael A. Henos

By:	/s/ Byron Barnes
Name:	Byron Barnes

By:	/s/ Frederick Grafton
Name:	Frederick Grafton

By:	/s/ Aidan A. Raney, Jr.
Name:	Aidan A. Raney, Jr.

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